Exhibit 10.3
AMENDMENT NO. 3 TO THE
CHS INC.
SUPPLEMENTAL SAVINGS PLAN
CHS Inc., pursuant to the power of amendment reserved to it in Section 7.1 of the CHS Inc. Supplemental Savings Plan (“Plan”), hereby amends the Plan in the manner set forth below, generally effective as of July 1, 2006.
1. Article I is amended by the addition of the following new Sections 1.3 , 1.4 and 1.5:
     Section 1.3. Discontinuance of Deferrals. Effective July 1, 2006, voluntary elective deferrals to this Plan shall be permanently discontinued.
     Section 1.4. Conversion to CHS Inc. Deferred Compensation Plan. Amounts previously deferred pursuant to the terms of this Plan and the Participant’s Deferred Compensation Agreement shall become part of the Participant’s Deferral Account balance under the CHS Inc. Deferred Compensation Plan (the “DCP”). Following such conversion, such amounts shall be credited or debited with earnings, gains or losses in accordance with the terms of the DCP, and shall be paid in accordance with rules governing time and form of payment under the DCP. Notwithstanding the foregoing, the following special rules shall apply:
(a)	Amounts deferred pursuant to a Deferred Compensation Agreement providing one or more scheduled payments, all of which are paid in full no later than December 31, 2008, shall not become part of the DCP, but shall instead continue to be governed by the terms of this Plan and the Deferred Compensation Agreement until such amounts, and any earnings thereon, are paid in full.

(b)	Effective June 30, 2006, payments made under Section 4.5 of the Plan (surviving spouse benefit of former CEO) shall cease and shall instead be paid from the CHS Inc. Supplemental Executive Retirement Plan.
     Section 1.5. Conversion to Cofina Financial, LLC Deferred Compensation Plan. Notwithstanding Section 1.4 above, with respect to any Participant who is employed with Cofina Financial, LLC as of July 1, 2006, amounts previously deferred pursuant to the terms of this Plan and the Participant’s Deferred Compensation Agreement shall become part of the Participant’s Deferral Account balance under the Cofina Financial, LLC Deferred Compensation Plan (the “Cofina DCP”). Following such conversion, such amounts shall be credited or debited with earnings, gains or losses in accordance with the terms of the Cofina DCP, and shall be paid in accordance with rules governing time and form of payment under the Cofina DCP.

     IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 30th day of May, 2006.

CHS INC.

By	/s/ John D. Johnson

	Its	President and Chief Executive Officer